UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2005

INTERMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-29801	94-3296648
(Commission File Number)	(IRS Employer Identification No.)

3280 Bayshore Boulevard
Brisbane, CA 94005
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02. Results of Operations and Financial Condition.

On April 28, 2005, InterMune, Inc. (the “Company”) issued a press release (the “Press Release”) and held a conference call (the “Conference Call”) to, among other things, announce certain preliminary information regarding its results of operations and financial condition for the quarter ended March 31, 2005. The Press Release was attached as Exhibit 99.1 to the Company’s Form 8-K furnished to the Securities and Exchange Commission on April 28, 2005. During the Conference Call, the Company reported, among other things, the following previously undisclosed information regarding its results of operations and financial condition for the quarter ended March 31, 2005:

•	As the Company noted on its fourth quarter conference call, it added a number of new distribution partnerships with specialty pharmacies in the second half of 2004. Customer restocking that follows such agreements resulted in up to three additional weeks of Infergen inventory in the channel at year-end, which the Company estimated to be worth up to $2 million. The Company believes the additional inventory at year-end explains the lack of first quarter sequential revenue growth. The Company believes that the inventory buildup in the fourth quarter was largely worked out of the system in the first few months of this year.

•	Compared to the fourth quarter of 2004, first quarter 2005 research and development spending declined by $7.7 million, or 28%. This sequential decline in spending is a result of two factors. First, the fourth quarter of 2004 included a one-time payment to Array BioPharma of $2.5 million for expanded rights under the Company’s hepatitis C virus discovery agreement. Second, the timing of the expenses associated with clinical trial programs fluctuates from quarter to quarter as enrollment progresses. In the fourth quarter of 2004, the Company approved expenses for its clinical trials based on anticipated expense patterns of these trials. While enrollment in its trials has proceeded on schedule, the actual timing of associated expenses has been more variable.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMUNE, INC.
Dated: May 4, 2005	By:	/s/ Robin Steele
Robin Steele
Senior Vice President of Legal Affairs, General Counsel and Secretary